Exhibit 99.1
Alon USA Reports Most Profitable First Quarter Results in
Company History; Declares Quarterly Cash Dividend
     DALLAS, TEXAS — May 10, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today reported record net income of $54.2 million for the first quarter 2006, compared to net income of $22.4 million for the first quarter 2005, an increase of $31.8 million. First quarter 2006 earnings per share were $1.16, compared to $0.64 for the first quarter 2005.
     Net income for the first quarter 2006 included $34.3 million of after-tax gain recognized on disposition of assets (“after-tax gain”) relating primarily to the sale of the Company’s inactive Amdel and White Oil Crude Oil pipelines to an affiliate of Sunoco Logistics Partners L.P., and $4.2 million of after-tax interest expense resulting from the prepayment of Alon’s $100.0 million term loan facility. Net income for the first quarter 2006, excluding the effects of the after-tax gains on disposition of assets and interest expense, would have been a $24.1 million, or $0.52 earnings per share as compared to $5.3 million of net income, or $0.15 earnings per share for the first quarter 2005 after exclusion of $17.1 million of after-tax gain recognized in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P. in the first quarter 2005.
     The increase in net income for the first quarter 2006 over the first quarter 2005 was primarily attributable to stronger industry refining margins, wider WTI/WTS differentials and increased refinery production resulting from the refinery throughput expansion and major turnaround completed in the first quarter 2005. For the first quarter 2006, the Gulf Coast 3-2-1 crack spread increased to an average of $9.70 per barrel compared to an average of $6.62 per barrel for the first quarter 2005. WTI/WTS crude oil differentials increased to an average of $6.57 per barrel during the first quarter 2006, compared to an average of $5.08 per barrel during the first quarter 2005. Refinery production increased to an average of 69,603 barrels per day during the first quarter 2006, compared to an average of 47,060 barrels per day during the first quarter 2005.
     Alon’s cash, cash equivalents and short-term investments totaled $254.8 million at March 31, 2006 after the prepayment of Alon’s $100.0 million term loan and the payment of $19.2 million of dividends in the first quarter 2006. Total debt was reduced by $100.5 million to $31.9 million at March 31, 2006, compared to $132.4 million at December 31, 2005. At March 31, 2006, Alon’s cash, cash equivalents and short-term investments exceeded debt by $222.9 million.
     Jeff Morris, Alon’s President and CEO, commented, “We are very pleased with our first quarter 2006 results. Operations performed well and industry margins remained strong as expected. The positive surprise was the further widening of the WTS/WTI spread. In addition, the sale of our Amdel and White Oil pipelines provides us with greater resources for growth and expands our crude supply options.
     On May 1, 2006, we announced our intended acquisition of Paramount Petroleum Corporation and the assets of Edgington Oil Company. These two transactions will more than double our refining capacity, improve our risk profile as a single refiner and allow us to expand into higher value-added asphalt business. I cannot think of more logical transactions for Alon. These acquisitions allow us to create shareholder value using our proven capabilities in reliable refinery operations and our premium asphalt business. In addition, our previously announced pending acquisition of up to 55 Good Time Stores in El Paso, Texas will allow us to expand our retail segment presence in the El Paso market to over 100 stores, further enhancing our physically integrated system. We expect these acquisitions to be immediately accretive.”
     Alon also announced today that its Board of Directors has approved the regular quarter cash dividend of $0.04 per share. The dividend is payable on June 14, 2006 to shareholders of record as of June 1, 2006.
     The Company has scheduled a conference call for tomorrow, May 11, 2006, at 10:00 a.m. EDT, to discuss the first quarter 2006 results. To access the call, please dial (800) 218-0713, or (303) 262-2130 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon USA corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors.” A telephonic replay of the conference call will be available through May 25, 2006 and may be accessed by calling (800) 405-2236, or (303) 590-3000 for international callers, and using passcode 11057082. A web cast archive will also be available at www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Alon’s business and operations involve numerous risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized or otherwise materially affect Alon’s financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in Alon’s filings with the Securities and Exchange Commission.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS – FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2005 IS UNAUDITED)

	For the Three Months Ended
	March 31,
	2006	2005
CONSOLIDATED	(dollars in thousands
	except, per share data)

STATEMENT OF OPERATIONS DATA:
Net sales (1)	$584,701	$407,974
Operating costs and expenses:
Cost of sales (1)	497,827	351,554
Direct operating expenses	23,271	18,336
Selling, general and administrative expenses (2)	17,453	16,665
Depreciation and amortization (3)	5,523	4,834

Total operating costs and expenses	544,074	391,389

Gain on disposition of assets (4)	55,386	27,693

Operating income	96,013	44,278
Interest expense	(9,047)	(5,007)
Equity earnings in HEP	577	135
Other income, net	1,927	250

Income before income tax expense and minority interest in income of subsidiaries	89,470	39,656
Income tax expense	32,526	15,655

Income before minority interest in income of subsidiaries	56,944	24,001
Minority interest in income of subsidiaries	2,780	1,565

Net income	$54,164	$22,436

Earnings per share, basic and diluted (5)	$1.16	$.64

Earnings per share, basic and diluted, excluding after-tax gain on disposition of assets and interest expense related to the prepayment of debt (6)	$.52	$.15

Weighted average shares outstanding (5)	46,731	35,001

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(9,723)	$(16,437)
Investing activities (7)	129,387	93,803
Financing activities (8)	(119,660)	(31,734)

OTHER DATA:
Adjusted EBITDA (9)	$48,654	$21,804
Capital expenditures (10)	4,638	11,098
Capital expenditures for turnarounds and catalysts	1,303	10,382

BALANCE SHEET DATA (end of period):	March 31, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$254,824	$322,140
Working capital	251,141	275,996
Total assets	712,577	758,780
Total debt	31,922	132,390
Stockholders equity	314,604	279,493

RESULTS OF OPERATIONS – FINANCIAL DATA

	For the Three Months Ended
	March 31,
	2006	2005
REFINING AND MARKETING SEGMENT	(dollars in thousands, except for per
	barrel data and pricing statistics)

STATEMENT OF OPERATIONS DATA:
Net sales	$543,476	$366,934
Operating costs and expenses:
Cost of sales	470,250	323,514
Direct operating expenses	23,271	18,336
Selling, general and administrative expenses	4,876	4,678
Depreciation and amortization	3,845	3,311

Total operating costs and expenses	502,242	349,839

Gain on disposition of assets	55,386	27,693

Operating income	$96,620	$44,788

KEY OPERATING STATISTICS AND OTHER DATA:
Total sales volume (bpd)	85,370	72,253
Non-integrated marketing sales volume (bpd) (11)	19,347	20,061
Non-integrated marketing margin (barrel of sales volume) (11)	$(.56)	$(.93)
Per barrel of throughput:
Refinery operating margin (12)	$11.69	$10.56
Refinery direct operating expenses (13)	3.67	4.29
Capital expenditures	4,396	9,945
Capital expenditures for turnarounds and catalysts	1,303	10,382

PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (14)	$9.70	$6.62
Group III (14)	9.66	7.94
WTI / WTS spread (15)	6.57	5.08
THROUGHPUT AND YIELD DATA:

	For the Three Months Ended
	March 31,
	2006		2005
	Bpd	%	Bpd	%
Refinery throughput:
Sour crude	62,720	88.9	41,096	86.6
Sweet crude	3,191	4.5	2,829	6.0
Blendstocks	4,618	6.6	3,522	7.4

Total refinery throughput (16)	70,529	100.0	47,447	100.0

Refinery production:
Gasoline	32,846	47.2	21,562	45.8
Diesel/jet	23,701	34.1	15,232	32.4
Asphalt	6,444	9.3	4,297	9.1
Petrochemicals	4,266	6.0	3,617	7.7
Other	2,346	3.4	2,352	5.0

Total refinery production (17)	69,603	100.0	47,060	100.0

Refinery utilization (18)		94.2%		88.9%

RETAIL SEGMENT
RESULTS OF OPERATIONS – FINANCIAL DATA

	For the Three Months Ended
	March 31,
	2006	2005
RETAIL	(dollars in thousands, except for per gallon data)

STATEMENT OF OPERATIONS DATA:
Net sales	$72,615	$73,896
Operating costs and expenses:
Cost of sales (19)	58,967	60,896
Selling, general and administrative expenses	12,450	11,859
Depreciation and amortization	1,154	1,052

Total operating costs and expenses	72,571	73,807

Operating income	$44	$89

KEY OPERATING STATISTICS:
Number of stores (end of period)	167	167
Fuel sales (thousands of gallons)	17,133	23,387
Fuel sales (thousands of gallons per site per month)	34	48
Fuel margin (cents per gallon) (20)	17.2¢	12.9¢
Fuel sales price (dollars per gallon) (21)	$2.33	$1.88
Merchandise sales	$32,414	$29,994
Merchandise sales (per site per month)	65	60
Merchandise margin (22)	33.2%	33.3%
Capital expenditures	$223	$1,009

(1)	Our buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location or grade requirements. As of January 1, 2006, such buy/sell transactions are included on a net basis in sales in the consolidated statement of operations. Prior to January 1, 2006, the results of buy/sell transactions were recorded separately in sales and cost of sales in the consolidated statement of operations.
(2)	Includes corporate headquarters selling, general and administrative expenses of $127 and $128 for the three months ended March 31, 2006 and 2005, respectively.
(3)	Includes corporate depreciation and amortization of $524 and $471 for the three months ended March 31, 2006 and 2005, respectively.
(4)	Gain on disposition of assets reported in the three months ended March 31, 2006, reflects the $52.5 million pre-tax gain, recorded in connection with the Amdel and White Oil transaction and $2.9 million deferred gain related to the HEP transaction. Gain on disposition of assets for the first quarter 2005 reflects $27.7 million recognized in connection with the HEP transaction.
(5)	Weighted average common shares outstanding and earnings per common share amounts for the three months ended March 31, 2005 have been restated to reflect the effect of the 33,600-for-one split of our common stock which was effected on July 6, 2005. Weighted average common shares outstanding at March 31, 2006, reflects 11,730,000 shares issued in our initial public offering in July 2005.

(6)	The following table provides a reconciliation of net income under GAAP to net income utilized in determining earnings per common share, basic and diluted, excluding the after-tax gain on disposition of assets and the after-tax interest expense related to the prepayment of our $100.0 million term loan. Our management believes that the presentation of earnings per common share, basic and diluted, excluding these after-tax non-recurring items is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of Alon’s results and for comparison to other companies in our industry.

	For the Three Months Ended
	March 31,
	2006	2005
	(dollars in thousands,
	except per share data)
Net income	$54,164	$22,436
Plus: Interest expense related to the prepayment of debt, net of tax	4,240	—
Less: Gain on disposition of assets, net of tax	(34,287)	(17,144)

Adjusted income	$24,117	$5,292

Weighted average common shares outstanding	46,731	35,001

Earnings per share excluding after-tax gain on disposition of assets and interest expense related to prepayment of debt	$.52	$.15

(7)	2006 cash provided by investing activities include $67.3 million sales of short-term investments and $68.0 million net proceeds received in the Amdel transaction. 2005 cash provided by investing activities include $118.0 million net proceeds received in the HEP transaction, partially offset by capital expenditures and turnaround costs.
(8)	Cash used in financing activities for three months ended March 31, 2006 reflects the prepayment of our $100.0 million term loan and the $19.2 million cash dividend paid to our shareholders.
(9)	EBITDA represents earnings before minority interest, income tax expense, interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA, exclusive of gain on disposition of assets. EBITDA and Adjusted EBITDA are not recognized measurements under GAAP; however, the amounts included in EBITDA and Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interests, interest expense, income taxes, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. EBITDA is the basis for calculating selected financial ratios as required in the debt covenants in our revolving credit agreement.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;
•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months ended March 31, 2006 and 2005, respectively:

	For the Year Ended
	March 31,
	2006	2005
	(dollars in thousands)
Net income	$54,164	$22,436
Minority interest	2,780	1,565
Income tax expense	32,526	15,655
Interest expense	9,047	5,007
Depreciation and amortization	5,523	4,834

EBITDA	104,040	49,497
Gain on disposition of assets	(55,386)	(27,693)

Adjusted EBITDA	$48,654	$21,804

(10)	Includes corporate capital expenditures of $19 and $144 for the three months ended March 31, 2006 and 2005, respectively, which are not included in the capital expenditures of our other two operating segments.
(11)	The non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. The non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume, expressed on a per barrel basis.
(12)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales attributable to our refining and marketing segment, exclusive of net sales and cost of sales relating to our non-integrated system, by our Big Spring refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.
(13)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses, exclusive of depreciation and amortization, by our Big Spring Refinery’s total throughput volumes.
(14)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil.
(15)	WTI/WTS or sweet/sour spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.
(16)	Total refinery throughput represents the total of crude oil and blendstock inputs in the refinery production process.
(17)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at our refinery.
(18)	Refinery utilization represents average daily crude oil throughput divided by crude capacity, excluding planned periods of downtime for maintenance and turnarounds.

(19)	Cost of sales includes intersegment purchases of motor fuels from our refining and marketing segment at prices which approximate market prices. These intersegment purchases are eliminated through consolidation of our financial statements.
(20)	Fuel margin represents the difference between motor fuel revenues and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.
(21)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment.
(22)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.